EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Agreement is between Kenneth R. Posner (for himself and anyone acting for him) (the “Employee”) and Rewards Network Inc. (for itself or any of its wholly or partially owned subsidiaries, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (the “Employer”).

WHEREAS, the Employer previously employed the Employee as a Senior Vice President, Finance and Administration and Chief Financial Officer;

WHEREAS, the employment relationship between the Employer and the Employee has been terminated;

WHEREAS, that certain offer of employment letter agreement dated May 14, 2003 between Employer and Employee requires Employee to execute a General Release and a Non-Compete Agreement as a condition precedent to receiving any severance payments or benefits; and

WHEREAS, the Employer and Employee wish to enter into this Severance and Release Agreement (“Agreement”).

THEREFORE, the parties agree as follows:

1. Termination. Effective as of the close of business on December 1, 2005 (“Termination Date”), the Employee’s employment with the Employer ended.

2. Accrued Benefits. The Employee will be entitled to any accrued benefits as of the Termination Date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans.

3. Expense Reports. The Employer will reimburse the Employee for reasonable expenses incurred through the Termination Date provided the Employee submits appropriate expense reports detailing the expenses within 30 days of the Termination Date.

4. Return of Employer Property. The Employee acknowledges and warrants that he has returned to the Employer all Employer property in the Employee’s possession, custody or control, whether at the office or off premises, including, but not limited to, confidential information of the Employer, computer equipment, Blackberry, card key and software. To the extent that the Employee has not returned such Employer property, he will do so promptly.

5. Severance Arrangements. The Employer will pay the Employee $293,164.04 (equal to twelve months base salary) and $95,767.78 (representing the pro rated portion of the annual bonus the Executive received during the last fiscal year of his employment with the Employer) all over the twelve month period following the Termination Date on an equal basis in accordance with the Employer’s normal bi-weekly salary schedule in the form of a salary continuation (less applicable deductions). The Employer will pay Employee COBRA reimbursement for the twelve month period following January 1, 2006.

6. Protection of Proprietary Interests and Non-Competition.

(a) The Employee agrees that for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly, on behalf of the Employee or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network.

(b) The Employee agrees that for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network.

(c) The Employee agrees that for a period of 12 months after the Termination Date, the Employee will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the merchant marketing, restaurant financing or merchant rewards business of Rewards Network in any territory in which the Employee worked while employed by Rewards Network during the last 12 months of the Employee’s employment with Rewards Network.

(d) The Employee agrees that for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of Rewards Network, or any person who was an employee of Rewards Network within the two months preceding contact between the Employee and that person, to leave the employ of Rewards Network or otherwise interfere with the performance of their duties for Rewards Network.

(e) The Employee agrees that for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, on behalf of the Employee or any other person, company or entity, participate in the development of any products or services similar to or competitive with products or services of Rewards Network with which the Employee had product or service research or development responsibilities during the last 12 months of the Employee’s employment with Rewards Network.

7. Future Cooperation. For a period of twelve months after the Termination Date, the Employee will cooperate with, and assist the Employer in any audits, investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, subject to reimbursement for approved expenses. Nothing in this paragraph 7 will require Employee to cooperate for more than twenty days during the twelve month period or more than four days in any calendar month.

8. No Disruption. The Employee will not disrupt, interfere with, or disturb the Employer’s business. The Employer will not disrupt, interfere with or disturb the Employee’s future employment.

9. Disclosure of Confidential Information. The Employee will not, without the Employer’s prior permission or as otherwise required by law, directly or indirectly disclose to anyone outside of the Employer any trade secrets or other confidential information of the Employer, or any information received in confidence from third parties by the Employer or about third parties by the Employer, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Employer and relates to the actual or anticipated business or research or development of the Employer; or (b) is suggested by or results from any task assigned to the Employee by the Employer or work performed by the Employee for or on behalf of the Employer.

10. Confidentiality. Except as otherwise required by law, the parties agree that the terms of this Agreement are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are the Employee’s spouse, the parties’ attorneys, financial and/or tax advisors, and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement, all of whom are similarly bound by this confidentiality provision.

11. Non-Admission. The parties agree that the Employer’s offer of this Severance Agreement and Release and/or the payment of severance under this Agreement are not an admission of any kind that the Employee has any viable claims against the Employer or that the Employer admits to any liability whatsoever.

12. Release. The Employee releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act) (“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status. The Employee also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

13. Covenant Not To Sue. The Employee agrees, except for those matters described in paragraph 14 hereof, not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If the Employee sues in violation of this Agreement, the Employee agrees (a) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (b) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payments paid to the Employee pursuant to this Agreement except One Hundred Dollars, and (c) in addition to either (a) or (b) that the Employer shall not be obligated to continue payment to the Employee of any remaining payments under this Agreement.

14. Exclusions from Release. Excluded from the release and the agreement not to sue are any breaches of this Agreement, any claims which cannot be waived by law, and the filing of a discrimination charge with a government agency. But the Employee agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Employee’s behalf.

15. Modification. This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement, and the remainder of the Agreement will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but will remain effective to the maximum extent permissible.

16. Waiver of Breach. Should the Employee breach any provision of this Agreement, and should the Employer decide not to enforce its rights against the Employee, that decision will not operate or be construed as a waiver of any subsequent breach by the Employee. No such waiver will be valid unless in writing and signed by an officer of the Employer. Should the Employer breach any provision of this Agreement, and should Employee decide not to enforce its rights against Employer, that decision will not operate or be construed as a waiver of any subsequent breach by Employer. No such waiver will be valid unless in writing and signed by the Employee.

17. Attorney Fees. In the event the Employer shall successfully enforce any part of this Agreement through legal proceedings, the Employee agrees to pay the Employer all costs and attorneys’ fees reasonably incurred by the Employer in connection therewith.

18. Complete Agreement. This Agreement resolves all matters between the Employee and the Employer and supersedes any other written or oral agreement between them.

19. Voluntariness. The Employee is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

20. Attorney Consultation. By this Agreement, the Employee has been advised to consult with an attorney of the Employee’s choice at the Employee’s own expense before signing below.

21. Time Periods. The Employee has been given at least twenty one days to consider this Agreement. After the Employee signs this Agreement, the Employee has seven days to revoke it by giving the Employer written notice of revocation. Employer is obligated to provide the Employee with the severance payments and other benefits provided in this Agreement only after the seven-day revocation period described in the immediately preceding sentence has expired without Employee revoking this Agreement.

22. Jurisdiction, Choice of Law, Injunctive Relief, and Attorney Fees. The parties consent to the jurisdiction of the courts of Illinois and the application of Illinois law with respect to any matter or thing arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by the Employee, the Employee acknowledges that the Employer will face irreparable injury which may be difficult to calculate in dollar terms and that the Employer shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach.

23. Successors and Assigns. The parties to this Agreement acknowledge that they are satisfied with the terms of this Agreement and agree that this Agreement shall be binding upon them and their attorneys, heirs, representatives, successors and assigns.

24. Authority. The parties represent and warrant that each has the authority to enter into this Agreement and bind all persons and entities claiming through each of them. Employee and Employer further acknowledge that they have carefully read and fully understand all of the provisions of this Agreement.

25. Notice. All notices and communications shall be communicated to the other party in writing and shall be delivered or mailed by registered or certified mail, postage prepaid and with return receipt requested. Hand-delivered notices shall be deemed communicated when received. Mailed notices shall be deemed communicated as of three (3) business days after mailing, if mailed to the following respective addresses:

Employer:

Rewards Network Inc.

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attn: General Counsel

Employee:

Kenneth R. Posner

1221 Hinman Avenue

Evanston, Illinois 60202

Signed:

EMPLOYEE	REWARDS NETWORK INC.

/s/ Kenneth R. Posner	By:	/s/ Bryan R. Adel
Kenneth R. Posner	Name:	Bryan R. Adel
	Title:	Senior Vice President, General
Counsel and Secretary

December 22, 2005		December 22, 2005
Date		Date